State of Delaware
Secretary of State
Division of Corporations
Delivered 12:54 PM 06/03/2011
FILED 12:54 PM 06/03/2011
SRV 110686659 - 4583438 FILE

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of

Verdant Automotive Corporation

resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "Fourth" so that, as amended, said Article shall be and read as follows:

See Attachment "A"

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 2 day of June, 2011.

By: [signature]
Authorized Officer

Title: Chief Executive Officer

Name: Dan Elliott
Print or Type

Attachment "A" to State of Delaware Certificate of Amendment of Certificate of Incorporation

The authorized number of shares for this Corporation shall be One Billion (1,000,000,000); which sum shall consist of Nine Hundred Ninety Nine Million Nine Hundred Ninety Nine Thousand Nine Hundred Ninety Five (999,999,995) shares of common stock with a par value of One-Thousandth of One Cent ($0.001) and Five (5) Shares of preferred stock with a par value of One-Thousandth of One Cent ($0.001).